Exhibit 4.4

Execution Copy

INVESTOR RESTRICTIONS AGREEMENT

THIS INVESTOR RESTRICTIONS AGREEMENT (this “Agreement”), dated as of August 9, 2012 , is among Navigator Holdings Ltd., a corporation organized under the Laws of the Republic of the Marshall Islands (together with its successors and permitted assigns, the “Company”), WL Ross & Co. LLC (“WLR”), a Delaware limited liability company, and the Persons signing this Agreement as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors” and, together with WLR, the “WLR Group”), each of which is an entity sponsored by, or an Affiliate of, WLR.

RECITALS

A. The Company and the Investors entered into the Investment Agreement, dated as of November 10, 2011 (the “Investment Agreement”), pursuant to which the Company issued and sold to the Investors, and the Investors purchased and acquired from the Company, an aggregate of 2,500,000 Common Shares, and since such time, the Investors have purchased from third parties an additional 950,000 Common Shares, resulting in the aggregate ownership by the Investors of 3,450,000 Common Shares (collectively, the “Current Shares”).

B. On August 9, 2012, WLR entered into a Stock Purchase Agreement with the trustee for the liquidation of Lehman Brothers Inc. under the Securities Investor Protection Act (the “Lehman Purchase Agreement”) pursuant to which it agreed to acquire up to an additional 4,406,763 Common Shares (the “Lehman Shares” and, collectively, with the Current Shares and any other Common Shares that the Investors may hereafter acquire without violating the terms of this Agreement, the “Shares”).

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere in the Agreement, the following terms have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that (a) the members of the WLR Group and their controlled Affiliates will not be deemed to Beneficially Own any Common Shares Beneficially

Owned by (i) Invesco Ltd. or any of its Affiliates (other than members of the WLR Group) as long as such Common Shares Beneficially Owned by such Persons were not acquired with the actual knowledge or knowing approval of any officer or director of any Person that is a member of the WLR Group or (ii) any Portfolio Company as long as the Common Shares Beneficially Owned by such Portfolio Company were not acquired with the actual knowledge or knowing approval of any officer or director of any Person that is a member of the WLR Group and (b) no member of the WLR Group will be deemed to Beneficially Own any Common Shares by reason of any contract, instrument or offer to acquire Common Shares if the purchase or other acquisition of Common Shares thereunder is expressly conditioned (and which condition may not be waived) upon Board Approval unless and until either such approval has been given and the other conditions thereto are satisfied or waived. Unless specified otherwise, all calculations of Beneficial Ownership will be made by including securities that the Person (and any group of which such Person is a member), but not any other Person (except member(s) of a group of which such Person is a member), has the right to acquire in both the numerator and the denominator.

“Board” means the Board of Directors of the Company.

“Board Designee” has the meaning ascribed to such term in Section 2.1 of the Investor Rights Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in London, England or New York, New York, USA are required or authorized to close.

“Change of Control” means an event or series of events by which (a) any Person acquires Beneficial Ownership of 50% or more of the outstanding Common Shares, (b) all or substantially all of the consolidated assets of the Company are sold, leased, exchanged or transferred to any Person or group of Persons, (c) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person, unless the Persons who Beneficially Own the outstanding Common Shares immediately before consummation of the transaction Beneficially Own a majority of the outstanding voting securities of the combined or surviving entity immediately thereafter in substantially the same proportion among such Persons as prior to giving effect to such transaction, or (d) the Shareholders approve of any plan or proposal for the liquidation or dissolution of the Company.

“Common Shares” means the Company’s common shares, par value $0.01 per share.

“Continuing Director Termination Date” means the date on which a majority of the Board no longer consists of Continuing Directors.

“Continuing Director” means, as of any date of determination, any member of the Board, excluding any Board Designee, who (a) is a member of the Board as of the date hereof or (b) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental agency, taxing authority and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Investor Rights Agreement” means the Investor Rights Agreement, dated December 12, 2011, among the Company, WLR and certain of the Investors.

“Law” means any statute, rule or other legal requirement, including the common law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“Portfolio Company” means a company that meets each of the following requirements: (a) a member of the WLR Group or one of their controlled Affiliates which has as its principal business the making and holding of investments owns a significant equity interest in such company as an investment, (b) such company is actively engaged in a trade or business, and (c) the WLR Group does not in the aggregate own a majority of the voting equity interests of such company or otherwise have the right to elect a majority of such company’s board of directors or similar governing body.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders” means the holders of equity securities of the Company as of the applicable time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, or (c) a general or managing partnership interest in such entity; provided, however, that, notwithstanding the foregoing, PT Navigator Khatulistiwa will be deemed to be a Subsidiary of the Company.

2. Certain Restrictions. (a) Subject to Sections 2(b) and 2(c), during the period beginning on the date of the acquisition by WLR and/or the Investors of the Lehman Shares pursuant to the Lehman Agreement and ending on the third anniversary thereof (or, if earlier, the date that the WLR Group no longer has Beneficial Ownership of at least 25% of the then-outstanding Common Shares) (the “Standstill Period”), without the prior written approval of the Company, no member of the WLR Group may, and each will cause each of its controlled Affiliates not to, act alone or in concert with any other Person or group to, directly or indirectly:

(i) acquire or agree to acquire, whether by purchase, tender or exchange offer or otherwise, Beneficial Ownership of additional Common Shares, except that (A) members of the WLR Group and their Affiliates may acquire Beneficial Ownership of additional Common Shares representing in the aggregate not more than 1% of then-outstanding Common Shares in any consecutive 12-month period (with any unused right to be carried over to the next 12-month period) during the Standstill Period and (B) the WLR Group may acquire, whether by purchase, tender or exchange offer or otherwise, Beneficial Ownership of additional Common Shares in any transaction that, prior to the purchase of such Common Shares thereunder, has been accepted or approved by a majority of the members of the Board who are not employed by any member of the WLR Group or nominated for election to the Board by the WLR Group (such approval, “Board Approval”) or the holders of a majority of the Common Shares not Beneficially Owned by the WLR Group (such approval, “Majority of the Minority Approval”);

(ii) publicly offer or propose to effect (A) any tender offer, merger, consolidation, exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other transaction in which Common Shares would be purchased, converted or exchanged into cash or other property, (B) any sale of any of the vessels of the Company or any of its Subsidiaries or of all or any substantial part of the assets of the Company or any of its Subsidiaries or any material portion of their businesses, (C) an initial public offering of the Common Shares, or (D) any transaction involving a member of the WLR Group, on the one hand, and the Company or one of its Subsidiaries, on the other hand (excluding transactions in the ordinary course of business on arms’ length terms); provided, however, nothing herein will prohibit any member of the WLR Group or any of its Affiliates from making any offer or proposal if such offer or proposal is (A) requested to be made in writing by the Board, acting with Board Approval, prior to the making of such offer or proposal or (B) made on a confidential basis in discussions with or proposals to the Board and/or senior executives of the Company; provided, further, however, that any offer or proposal permitted to be made pursuant to clause (A) of this provision or Section 2(c) below will be expressly conditioned upon Board Approval or Majority of the Minority Approval; or

(iii) publicly seek a waiver, amendment or modification of any provision of this Section 2(a); provided, however, that nothing herein will prohibit any member of the WLR Group or any of its Affiliates from making any such request to the Board and/or senior executives of the Company on a confidential basis;

(iv) prior to the Continuing Director Termination Date, nominate or seek the election of designees to the Board of any of the members of the WLR Group in a number in excess of that provided in Section 2.1 of the Investor Rights Agreement, or seek the removal of any director who is not replaced by a Continuing Director; provided, however, that nothing will limit the WLR Group’s ability to seek removal of any Board Designee;

(v) prior to the Continuing Director Termination Date, solicit or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Section 14a-1(1)(2)(iv) from the definition of “solicitation”) with respect to the Company (other than as contemplated by Section 2 of the Investor Rights Agreement);

(vi) prior to the Continuing Director Termination Date, grant any proxy with respect to any Common Shares (other than to the Chief Executive Officer of the Company, any Board Designee or another member of the WLR Group);

(vii) prior to the Continuing Director Termination Date, form, join or participate in a “group” (as defined in Section 13(d) of the Exchange Act) with respect to any Common Shares or deposit any Common Shares in a voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of such Common Shares or other agreement having similar effect, other than a group or voting arrangement comprised solely of other members of the WLR Group, Board Designees and Continuing Directors, including their controlled Affiliates; or

(viii) during the Standstill Period (or, where applicable, prior to the Continuing Director Termination Date), enter into any agreements with any other Person (excluding members of the Board or management or their respective controlled Affiliates) with respect to any of the foregoing clauses (iv)-(vii); or

(ix) bring any legal action to contest the validity of this Section 2(a).

(b) The restrictions set forth in Section 2(a) will not (i) prohibit any member of the WLR Group or any of its Affiliates from (A) participating in any tender offer, or participating in or voting for or against any Change of Control or any other transaction that has received or is expressly conditioned on Board Approval or Majority of the Minority Approval, or (B) except to the extent expressly limited by this Section 2, transferring any Common Shares, or (ii) be construed to prohibit a Board Designee or other representative of the WLR Group from confidentially discussing a proposal concerning any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their respective securities or assets, with the Board and representatives of the Company and its advisors who are involved in the evaluation or execution of any such proposal on behalf of the Company.

(c) Notwithstanding the foregoing provisions of this Section 2, the WLR Group and its controlled Affiliates will be released from their obligations under Sections 2.1(a)(ii)-(viii) immediately, and without any other action by the Company in the event that (i) any Person (other than a member of the WLR Group) publicly offers or proposes to effect any Change of Control, (ii) the Company executes an agreement with any Person (other than a member of the WLR Group) providing for a Change of Control, (iii) any Person (other than a member of the WLR Group) acquires more than the number of Common Shares then held by the members of the WLR Group without agreeing to be subject to restrictions at least as restrictive as those applying to the WLR Group hereunder, or (iv) the Company or any Person (other than a member of the WLR Group) makes any public announcement with respect to any of the foregoing matters; provided, however, that in the event that any member of the WLR Group makes any public offer or proposal contemplated by Section 2(a)(ii) as permitted by this Section 2(c), such public offer or proposal will be conditioned on Board Approval or Majority of the Minority Approval.

3. Miscellaneous.

3.1. Termination. This Agreement will terminate, except for this Article 3, upon the earlier of (a) expiration of the Standstill Period in accordance with Section 2(a) and (b) the termination of the Lehman Purchase Agreement without the sale of the Lehman Shares contemplated thereby.

3.2. Investor Rights Agreement. The parties will promptly, after the consummation of the transactions contemplated by the Lehman Purchase Agreement, amend the Investor Rights Agreement to include the Lehman Shares and any other Shares in the definition of “Registrable Securities” therein.

3.3. Rights Agreement. Prior to the earlier of the termination of the Lehman Purchase Agreement and the consummation of the purchase of the Lehman Shares thereunder, the Company agrees that it will not amend or otherwise modify the Rights Agreement, dated as of May 30, 2012, between the Company and American Stock Transfer & Trust Company, LLC (as amended by the First Amendment to Rights Agreement and Direction to Rights Agent, dated as of the date hereof (the “Amendment”)), in any manner that would cause the amendments contemplated by Section 1 of the Amendment to no longer apply.

3.4. Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

3.5. Notice. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such party may have provided to the other parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(b)	If to the Company, to:

Navigator Holdings Ltd.

399 Park Avenue

39th Floor

New York, New York 10022

Attention: David Butters

Fax No.: 212.355.5981

Email: davidbutters@navigatorgas.com

With a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Allan Reiss

Fax No.: 212.309.6001

Email: areiss@morganlewis.com

(c)	If to any of the Investors:

c/o WL Ross & Co. LLC

1166 Avenue of the Americas

New York, NY 10036

Attention: Wilbur L. Ross, Jr.

Fax No.: 212.317.4893

Email: wlross@wlross.com

With a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street New York,

New York 1017

Attention: Robert Profusek

  Andrew Levine

Fax No.: 212.755.7306

Email: raprofusek@jonesday.com

  amlevine@jonesday.com

3.6. Interpretation. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” “$” refers to U.S. dollars. Words used in the singular form in this Agreement will be deemed to include the plural, and vice versa, as the context may require. If the date upon or by which any party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iii) unless otherwise defined herein, terms used herein which are defined in United States generally accepted accounting principles have the meanings ascribed to them therein. All Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (and, in the case of any Law, the rules and regulations promulgated thereunder), including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws.

3.7. Governing Law. This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of Laws principles. The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.5 will be deemed effective service of process on such party. In the event of litigation relating to this Agreement, the non-prevailing party will be liable and pay to the prevailing party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

3.8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law. Notwithstanding Section 3.7, the parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in action instituted in a United States District Court located in New York County, New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. In the event that a party seeks in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim that, there is an adequate remedy at Law.

3.9. Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by (a) the Company (other than by operation of Law, including in connection with a Change of Control), without the prior written consent of WLR, on behalf of the other members of the WLR Group, or (b) any Investor without the prior written consent of the Company, except that each Investor may assign its respective rights and obligations without such consent in connection with a transfer of its Shares to an Affiliate of such Investor, including any Affiliated fund, and in connection therewith such permitted transferee will execute and deliver a counterpart to this Agreement and become an “Investor.”

3.10. Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company, unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against any Investor, unless it is approved in writing by WLR on behalf of such Investor; provided that any Investor may also waive any rights or provide consent with respect to itself; provided further that notwithstanding the foregoing, the addition of an Investor as a party hereto will not constitute an amendment hereto and may be effected by the execution of a counterpart hereto by such Investor and the Company. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any of the parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy. Notwithstanding the foregoing, in the event that the Company becomes subject to the reporting requirements of the Exchange Act (or any similar requirements under any applicable securities laws), the parties will negotiate in good faith any amendments to this Agreement that may be applicable as a result thereof, including as a result of the application of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

3.11. Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such assigns, any legal or equitable rights hereunder, subject in all respects to Section 3.16 hereof.

3.12. Entire Agreement. This Agreement (including the exhibits hereto) and the Investor Rights Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including any confidentiality agreements previously entered into by the Company, on the one hand, and the WLR Group or any member thereof, on the other hand.

3.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any party hereto by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

3.16. WLR as Representative Party. Each Investor irrevocably appoints WLR as its representative to take any action contemplated hereunder to be taken by it, including the execution and delivery of any consent or waiver hereunder or amendment hereto. WLR will have no liability or obligation to the Company for any act or failure to act; provided, however, that nothing herein will relieve the Investors from any liability under this Agreement for any breach by WLR of any of its obligations under this Agreement.

3.15. Company Actions. Any actions or determinations contemplated or required to be taken or made by the Company under this Agreement will be made on behalf of the Company by the members of the Board who are not Board Designees or employees of any member of the WLR Group, and such members of the Board who are not Board Designees or employees of any member of the WLR Group will be entitled to take any actions necessary or appropriate to enforce the rights of the Company hereunder.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Restrictions Agreement as of the date first set forth above.

NAVIGATOR HOLDINGS LTD.

By:	/s/ David J. Butters
Name: David J. Butters
Title: Chairman, President and CEO

WL ROSS & CO. LLC

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Chairman and CEO

INVESTORS:

WLR RECOVERY FUND IV DSS AIV, L.P.

By:	WLR Recovery Associates IV DSS
AIV, L.P., its General Partner

By:	WLR Recovery Associates IV DSS
AIV GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Authorized Person

WLR IV PARALLEL ESC, L.P.

By:	Invesco WLR IV Associates LLC,
its General Partner

By:	Invesco Private Capital, Inc.,
its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Authorized Person

SIGNATURE PAGE TO THE INVESTOR RESTRICTIONS AGREEMENT

WLR RECOVERY FUND V DSS AIV, L.P.

By:	WLR Recovery Associates V DSS
AIV, L.P., its General Partner

By:	WLR Recovery Associates V DSS
AIV GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Authorized Person

WLR V PARALLEL ESC, L.P.

By:	Invesco WLR V Associates LLC,
its General Partner

By:	Invesco Private Capital, Inc.,
its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Authorized Person

SIGNATURE PAGE TO THE INVESTOR RESTRICTIONS AGREEMENT